Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
JULY 26, 2011

CHESAPEAKE MIDSTREAM PARTNERS, L.P. INCREASES DISTRIBUTION
 TO $0.3625 PER UNIT FOR THE 2011 SECOND QUARTER

OKLAHOMA CITY, OKLAHOMA, JULY 26, 2011 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that the Board of Directors of its general partner declared a cash distribution of $0.3625 for the 2011 second quarter.  The second quarter distribution represents an increase of $0.0125, or 3.6%, compared to the 2011 first quarter.

The distribution will be payable on August 12, 2011 to all unitholders of record at the close of business on August 5, 2011, together with the distribution to the general partner.

Chesapeake Midstream Partners, L.P. is one of the industry’s largest midstream master limited partnerships and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale, Haynesville Shale and Mid-Continent regions of the U.S.  The Partnership’s common units are listed on the New York Stock Exchange under the symbol CHKM.  Further information is available at www.chkm.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Jim Gipson	900 N.W. 63rd
(405) 935-6224	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154